                                                                           10.10

                                PROMISSORY NOTE
                                ---------------

$198,000.00                                                   September 30, 1996

          For value received, D. Claeys Bahrenburg ("Executive") promises to pay to the order of Petersen Holdings, L.L.C., a Delaware limited liability company (the "Company"), at its offices or such other place as designated in writing by the holder hereof, the aggregate principal sum of $198,000.00 together with interest earned thereon when due. The principal amount of the Note and all interest accrued thereon shall be due and payable on the earlier to occur of (i) December 31, 2001, (ii) termination of Executive as an employee of Operating LLC, and (iii) a Sale of the Company. This Note was issued pursuant to and is subject to the terms of the Executive Securities Purchase and Employment Agreement (the "Executive Agreement"), dated as of the date hereof, among the Company, BrightView Communications Group, Inc. ("BrightView"), Petersen Publishing Company, L.L.C. and Executive. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Executive Agreement.

          Interest shall accrue on the outstanding principal amount of this Note at a rate equal to the lesser of (i) Weighted Average Rate, or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal of this Note becomes due and payable. For purposes hereof, the "Weighted Average Rate" means the weighted average cost of borrowing by Petersen Publishing Company, L.L.C. as in effect from time to time, as determined in good faith by the board of directors of BrightView.

          The amounts due under this Note are secured by a pledge of the Pledged Securities, as such term is defined in the Executive Securities and Pledge Agreement, dated as of the date hereof, among the Company, BrightView and Executive, and the payment of the principal amount and accrued interest under this Note is subject to certain offset rights under the Executive Agreement.

          In the event Executive fails to pay any amounts hereunder when due, Executive shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

          Executive hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder. The obligations of Executive hereunder may not be assigned.

          This Note shall be governed by the internal laws, not the laws of conflicts, of the State of Illinois.


                                       ____________________________________
                                               D. Claeys Bahrenburg